EXHIBIT 99.1

August 6, 2014

FOR IMMEDIATE RELEASE

Mexco Energy Corporation Reports Profitable First Quarter and Property Developments

MIDLAND, TX – 08/06/14 -- Mexco Energy Corporation (NYSE MARKET: MXC) today reported net income of $19,054 for the quarter ending June 30, 2014, the Company’s first quarter of fiscal 2014. This is an 18% increase compared to net income $16,131 for the quarter ending June 30, 2013.

Operating revenues in the first quarter of fiscal 2015 were $1,017,834, a 2% increase from $996,525 for the first quarter of fiscal 2014.

The average sales price for the quarter ending June 30, 2014 was $7.83 per Mcfe compared to $7.23 per Mcfe for the quarter ending June 30, 2013, an increase of 8%. Oil and gas production decreased .3% and 8%, respectively, during the first quarter of fiscal 2015 as compared to the first quarter of fiscal 2014.

Mexco also announced it has participated in the drilling, completion and installation of submersible pumps of three wells in Reagan County, Texas in the “B” bench of the Wolfcamp formation.  After the testing results of these wells become available, Mexco will make a further announcement.  These three wells are the first of seven wells to be drilled to a vertical depth of 8,000 feet and a horizontal distance of approximately 7,150 feet with a 50 stage zipper fracture treatment.  Mexco’s interest in these wells is 1.45% working interest (1.25% net revenue interest).  Mexco has expended approximately $400,000 on these wells to date.

Mexco participated in the drilling of six horizontal wells in the Wolfcamp formation of the Lin field of Reagan County, Texas.  All six of these wells have been completed and are currently producing. The unit, operated by EOG Resources, Inc., contains approximately 500 acres.  Mexco’s working interest in these wells is .8086% (.6064% net revenue interest).  Mexco’s share of the costs to drill, complete and fracture these wells was approximately $350,000.  EOG has drilled and is in the process of completing a seventh well in this unit involving an approximately 8,000 foot vertical and 9,000 foot horizontal depth.

Mexco participated in a horizontal well located in Lea County, New Mexico flowing at the rate of 1,699 barrels of oil equivalent which is 1,255 barrels of oil and 2,543,000 of natural gas per day with flowing tubing pressure of 575 pounds per square inch on 64/64 inch choke.  This well is located in Draper Mills Field.  Mexco’s working interest in this well is approximately .56% (.42% net revenue interest).  This is the first of six wells scheduled to be drilled and operated by Concho Resources Inc.

In the next twelve months Mexco currently is scheduled to participate as a non-operator owner of various working interests in the drilling and completion of 22 horizontal wells involving an aggregate expenditure of approximately $1.2 million.  Of these 22 horizontal wells, four are located in Reagan and two in Winkler Counties, Texas, and fifteen in Lea and one in Eddy Counties, New Mexico.  Approximately one half of such $1.2 million expenditure will be in Reagan County, Texas.

Mexco believes that these horizontal wells with multi stage fracturing will have material positive effect on its income, net profits and oil and gas reserves.

Mexco Energy Corporation, a Colorado corporation, is an independent oil and gas company located in Midland, Texas engaged in the acquisition, exploration and development of oil and gas properties.  For more information on Mexco Energy Corporation go to www.mexcoenergy.com.

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Mexco Energy Corporation cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may impact the Company's actual results of operations. These risks include, but are not limited to, production variance from expectations, volatility of oil and gas prices, the need to develop and replace reserves, exploration risks, uncertainties about estimates of reserves, competition, government regulation, and mechanical and other inherit risks associated with oil and gas production.  A discussion of these and other factors, including risks and uncertainties, is set forth in the Company's Form 10-K for the fiscal year ended March 31, 2014.  Mexco Energy Corporation disclaims any intention or obligation to revise any forward-looking statements.

For additional information, please contact:  Nicholas C. Taylor, Chairman and Chief Executive Officer or Tammy L. McComic, President and Chief Financial Officer, both of Mexco Energy Corporation, (432) 682-1119.

Mexco Energy Corporation and Subsidiaries
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30,	March 31,
	2014	2014
ASSETS
Current assets
Cash and cash equivalents	$152,498	$156,082
Accounts receivable:
Oil and gas sales	596,567	628,098
Trade	12,921	18,144
Prepaid costs and expenses	61,016	28,804
Total current assets	823,002	831,128

Property and equipment, at cost
Oil and gas properties, using the full cost method	35,757,834	35,460,741
Other	94,356	94,356
Accumulated depreciation, depletion and amortization	(18,775,989)	(18,475,174)
Property and equipment, net	17,076,201	17,079,923

Other noncurrent assets	949	7,239
Total assets	$17,900,152	$17,918,290

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses	$325,087	$257,431
Income tax payable	-	6,500
Derivative instruments	59,121	44,981
Total current liabilities	384,208	308,912

Long-term debt	2,300,000	2,425,000
Asset retirement obligations	932,194	926,577
Deferred income tax liabilities	841,068	858,449
Total liabilities	4,457,470	4,518,938

Commitments and contingencies

Stockholders' equity
Preferred stock - $1.00 par value;
10,000,000 shares authorized; none outstanding	-	-
Common stock - $0.50 par value; 40,000,000 shares authorized;
2,104,266 shares issued and 2,038,266 shares outstanding as of June 30, 2014 and March 31, 2014	1,052,133	1,052,133
Additional paid-in capital	6,945,921	6,921,645
Retained earnings	5,785,620	5,766,566
Treasury stock, at cost (66,000 shares)	(340,992)	(340,992)
Total stockholders' equity	13,442,682	13,399,352
Total liabilities and stockholders’ equity	$17,900,152	$17,918,290

Mexco Energy Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three Months Ended June 30,
(Unaudited)

	2014	2013

Operating revenues:
Oil and gas	$1,006,656	$984,269
Other	11,178	12,256
Total operating revenues	1,017,834	996,525

Operating expenses:
Production	310,778	308,636
Accretion of asset retirement obligations	4,835	10,917
Depreciation, depletion and amortization	300,815	295,033
General and administrative	350,337	311,470
Total operating expenses	966,765	926,056

Operating income	51,069	70,469

Other income (expense):
Interest income	2	2
Interest expense	(15,770)	(20,130)
Loss on derivative instruments	(33,628)	(27,392)
Net other expense	(49,396)	(47,520)

Earnings before provision for income taxes	1,673	22,949

Income tax (benefit) expense:
Current	-	-
Deferred	(17,381)	6,818
	(17,381)	6,818

Net income	$19,054	$16,131

Income per common share:
Basic	$0.01	$0.01
Diluted	$0.01	$0.01

Weighted average common shares outstanding:
Basic	2,038,266	2,036,866
Diluted	2,054,847	2,038,491